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                                                                  Exhibit (d)(9)


                               FRESNO CORPORATION
                             8005 S.W. Boeckman Road
                         Wilsonville, Oregon, 97070-7777

                                February 22, 2002

VIA HAND DELIVERY &
FACSIMILE

Mr. Joseph W. Rockom
Chief Financial Officer and Secretary
IKOS Systems, Inc.
79 Great Oaks Blvd.
San Jose, CA  95119

         Re: Stockholder Proposals and Director Nominations

Dear Mr. Rockom:

         The undersigned holder of record of 841,600 shares of common stock of IKOS Systems, Inc. ("IKOS" or the "Company"), pursuant to Section 7 of Article I and Section 11 of Article II of the IKOS bylaws (the "Bylaws") and in addition to the matters of which notice has previously been given by letter dated February 4, 2002, regarding the call for a special meeting of the IKOS stockholders (the "Special Meeting"), hereby notifies the Company as follows:

         1. The undersigned intends to present the following proposals at the Special Meeting to be held on June 12, 2002, at 10:00 a.m. at the Company's principal executive offices in the order set forth below (the "Proposals"):

                  a. To remove without cause all members of the Company's board of directors (the "IKOS Board") then in office;

                  b. To elect new directors to fill the vacancies on the IKOS Board resulting from the removal of the incumbent directors; and

                  c. To repeal any provisions of the Bylaws or amendments thereto adopted by the IKOS Board subsequent to January 22, 1999 and prior to the effective date of the Proposals.

         2. The stockholder intending to make the nominations and propose the business set forth herein is Fresno Corporation ("Fresno"), a wholly-owned subsidiary of Mentor Graphics

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Mr. Joseph W. Rockom
February 22, 2002
Page 2

Corporation ("Mentor Graphics"). One or more of Fresno's officers intend to appear in person at the Special Meeting to present the Proposals and to nominate the Nominees on behalf of Fresno.

         3. The address of Fresno is 8005 S.W. Boekman Road, Wilsonville, OR 97070- 7777.

         4. Fresno intends to nominate the following individuals (the "Nominees") to serve as directors of the Company:

            Gideon Argov                  Ruediger Naumann-Etienne
            14 Old Town Rd.               4 Orinda Way, Building D, Suite 150
            Wellesley, MA  02481          Orinda, CA 94563

            Benjamin R. Whiteley          Michael J. Murray
            2020 S.W. Market St., #401    2149 Broadway St.
            Portland, OR 97201            San Francisco, CA  94115

            Chetan M. Lakhani             Patrick B. McManus
            18901 Glenmont Terrace        2074 Morning View Dr.
            Irvine, CA 92612              Eugene, OR 97405

         5. Fresno's primary reasons for seeking to remove and replace all of the members of the IKOS Board are to secure the following actions by the IKOS Board after the election of the Nominees as IKOS directors at the Special Meeting and subject to the new directors' fiduciary duties under applicable law: (1) termination of the Agreement and Plan of Merger dated as of July 2, 2001, with Synopsys, Inc. and Oak Merger Corporation, as amended; (2) all action to the extent necessary by the IKOS Board so that neither Fresno nor Mentor Graphics will become an "Acquiring Person" and that no "Triggering Event," "Distribution Date," "Flip-In Event," "Flip-Over Event" or "Stock Acquisition Date" (as such terms are defined in Amended and Restated Rights Agreement, dated January 22, 1999, between the Company and Bank Boston, N.A., as amended) will occur as a result of Mentor Graphic's pending tender offer to acquire all outstanding shares of IKOS common stock (the "Offer") and any other transactions contemplated thereby, including the consummation of the proposed merger by which Fresno would merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor Graphics (the "Proposed Merger"); (3) approval by the IKOS Board of the Offer and the Proposed Merger under Section 203 of the Delaware General Corporation Law; and (4) approval, to the extent necessary, by the IKOS Board of the Proposed Merger under Section 251 of the Delaware General Corporation Law.

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Mr. Joseph W. Rockom
February 22, 2002
Page 3

         6. Fresno's primary reason for seeking to repeal any Bylaws or any amendments thereto adopted subsequent to January 22, 1999 is to prevent the IKOS Board from taking any action to amend the Company's Bylaws in an attempt to nullify or delay the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Offer or the Proposed Merger.

         7. Fresno represents that it is a holder of record of 841,600 shares of common stock, par value $.01 per share, of the Company entitled to vote at the Special Meeting (as of the date of this letter).

         8. Each Nominee will be paid a fee of $ 25,000 by Fresno for agreeing to stand for election as a director of the Company. In addition, it is anticipated that each Nominee, upon election, will receive director's fees and stock options, consistent with the Company's past practices, for services as a director of the Company. According to the Company's Proxy Statement for its 2002 Annual Meeting of Stockholders, outside directors of the Company received an annual retainer of $16,000. In lieu of director's fees and as an employee of the Company, the Chairman of the IKOS Board received $100,000 per year plus bonuses and was eligible to receive options pursuant to the Company's 1995 Directors Stock Option Plan. In addition, all directors who were not members of management during the fiscal year ended September 29, 2001 received stock options to purchase 6,000 shares of common stock of the Company pursuant to the 1995 Outside Directors Stock Option Plan upon the date of the 2001 Annual Meeting of Stockholders. Fresno has agreed to indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his or her capacity as a nominee for election as a director of the Company. Fresno also will reimburse each Nominee for his or her reasonable out-of-pocket expenses, including reasonable fees and expense of counsel, in his capacity as a nominee for election as a director of the Company.

         9. Fresno's preliminary proxy statement on Schedule 14A (the "Proxy Statement"), attached hereto as Exhibit A, contains all information regarding the Nominees and the Proposals that is required to be included in a proxy statement filed with the Securities and Exchange Commission. Further, except as disclosed in the Proxy Statement, Fresno has no material interest in the Proposals. The information set forth in the enclosed Proxy Statement is hereby incorporated by reference.

         10. Each of the Nominees has consented to serve as a director of the Company if so elected. Copies of each Nominee's consent to serve as a director are attached hereto as Exhibit B.

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Mr. Joseph W. Rockom
February 22, 2002
Page 4

         We believe that this notice complies in all respects with the Bylaws and applicable law. If the Company believes this notice is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be properly addressed. In addition, please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning the same to the undersigned.


                                    Very truly yours,

                                    /s/ Gregory K. Hinckley

                                    Gregory K. Hinckley
                                    Chief Financial Officer
                                    Fresno Corporation


Receipt Acknowledged
on February,__ 2002

IKOS SYSTEMS, INC.

By:  __________________________
Date: _________________________
Time: _________________________